EXHIBIT 99.1

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CORPORATE PARTICIPANTS
 Kathy Powers Modine Manufacturing Company - VP, Treasurer, IR
 Tom Burke Modine Manufacturing Company - President, CEO
 Mick Lucareli Modine Manufacturing Company - VP Finance, CFO

CONFERENCE CALL PARTICIPANTS
 Ann Duignan JPMorgan Chase & Co. - Analyst
 Joe Vruwink Robert W. Baird - Analyst

 PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q2 2013 Modine Manufacturing Company earnings conference call. My name is Kirsty and I'll be your operator for today. At this time, all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (Operator Instructions). As a reminder, this call is being recorded for replay purposes.

I'd now like to turn the call over to Ms. Kathy Powers, Vice President, Treasurer and Investor Relations. Please proceed.

 Kathy Powers - Modine Manufacturing Company - VP, Treasurer, IR

Thank you for joining us today for Modine's second-quarter fiscal 2013 earnings call. With me today are Modine's President and CEO, Tom Burke; and Mick Lucareli, our Vice President, Finance and Chief Financial Officer. We will be using slides with today's presentation. Those links are available through both the webcast link as well as a PDF file posted on the Investor Relations section of our Company website, modine.com.

Also, should you need to exit the call prior to its conclusion, a replay will be available through our website beginning approximately 2 hours after the call concludes. On slide 2 is an outline for today's call. Tom and Mick will provide comments on our second-quarter results, and update our fiscal 2013 guidance. At the end of the call, there will be a question-and-answer session.

On slide 3 is our notice regarding forward-looking statements. I wanted to remind you that this call may contain forward-looking statements as outlined in today's earnings release, as well as in our Company's filings with the Securities and Exchange Commission.

With that, it is my pleasure to turn the call over to Tom Burke.

Tom Burke - Modine Manufacturing Company - President, CEO

Thank you, Kathy, and good morning, everyone. We continue to see weakening in our markets during the quarter, resulting in a 14% decrease in sales as compared to the prior year, or 8% excluding currency effects. This includes the impact of volume declines in the commercial vehicle markets in North America, Europe and South America; and in the construction equipment market in Asia; along with the planned wind-down of automotive programs in Europe and Asia.

Although we cannot control the market conditions, we are doing all that we can to control costs and effectively manage our business through these challenging times. This includes implementing our restructuring plan in Europe, continuing to manage our manufacturing operations in a very efficient manner, and minimizing all discretionary spending.

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Actions taken to date include shortening work weeks at certain manufacturing facilities, leading to lower labor costs and energy costs; reducing or eliminating temporary staff; and cutting travel and discretionary expenditures. In short, we are running the business in a very frugal yet responsible manner, and will continue to do so.

Our earnings during the quarter include $18.1 million of impairment and restructuring charges, primarily related to the write-down of assets in Europe and North America. Excluding the impairment and restructuring charges, we reported operating income of $11.3 million, down 7.5% over the second quarter of last year. Also excluding charges, we reported earnings per share of $0.13, up $0.10 from last year. Given the significant decline in our end markets, I'm very pleased with our results for the quarter.

Mick will provides some more details on our financial results in a few minutes. But first, I would like to comment briefly on our segment results.

Turning to page 5, the North American market remains mixed, with relative stability in the off-highway markets, and a declining commercial vehicle market. We continue to see weakness in the US truck market, particularly for Class 8s. And we have lowered our volume forecasts for the remainder of the year.

On a positive note, we saw sales growth in the off-highway segment during the quarter, including increased volume from program launches. This is an important market for us, providing diversification to our product portfolio in our best-performing vehicular segment.

As you know, we completed the restructuring of our manufacturing footprint in North America late last year with the closure of the Camdenton, Missouri plant. This quarter we recorded $1 million in impairment charges during the quarter related to idle US manufacturing facilities that were previously closed in conjunction with the successful North American restructuring program.

Our European segment remains focused on executing its restructuring plan, implementing operational improvements and supporting our customers. At the International Truck Show in Hanover, Germany last month, we met with senior executives from the major global truck companies and emphasized our well-recognized technical and operational capabilities and our ability to serve the truck market globally.

It is clear that we are well on our way to achieve our strategic goal of increasing, significantly, our market share in the European truck market. Unfortunately, the outlook for the truck market in Europe continues to weaken, impacting current revenues and future expectations.

Our customers are cutting production levels and delaying launches, particularly related to Euro 6 compliant commercial vehicles, resulting in reduced launch volumes for our Origami truck radiators. While launch volumes for our Origami automotive condensers are accelerating, we continue to be conservative in our volume planning for this product, in light of anticipated customer production cuts.

We are focused on continually improving our manufacturing processes in Europe along with successfully implementing our restructuring plan in the region. We recorded $17 million of impairment and restructuring charges in this segment during the quarter, most of which were non-cash asset impairment charges. A component of our plan is to sell certain assets in the region, and those plans are progressing.

Moving to South America, on page 6, weak Brazilian market conditions continued to impact sales, particularly in the commercial vehicle market. However, we believe that government incentives, offering reduced interest rates and accelerated depreciation, may moderately improve demand in the second half of our fiscal year.

Our operational focus in this region has been on reducing inventory levels and lowering overhead costs. Since completing the plant rearrangement for the Euro 5 production requirements, we have seen improved plant performance. This is critical for the competitiveness of this segment, as more of our global competitors localize production in the region, including Asian companies.

Although we expect competition to grow, especially from companies producing outside of Brazil, we also believe we have a competitive advantage due to our long-standing local manufacturing presence and excellent reputation in the region.

Now, moving to Asia, the commercial vehicle and construction markets have experienced significant year-over-year declines. However, we are seeing signs that the markets are stabilizing, and have started to see moderate increases in production order volumes. In the meantime, we are focused on diversifying our portfolio of products in the region.

We have begun low-volume production of aluminum oil coolers at our Shanghai plant, and we are encouraged by our win rate on quotes for this product. In India, we are in the process of launching our largest truck program in the region to date.

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This has been a challenging year for our Asia segment, due to the significant economic downturn. But we believe we have the right teams, the right leadership, and the production assets in place to grow sales to breakeven levels and beyond. We are focused on winning new business and on having the right cost structure for the region.

In our Commercial Products segment, sales were down in our UK data center business, which continues to be impacted by economic conditions. However, we are seeing signs of recovery in that market, as order intake has improved since the summer slowdown caused by the London Olympics.

We recently displayed our products and services at the Chillventa Show in Nuremberg, Germany, highlighting our energy efficient chiller products and our unique integrated controls platform. Just prior to the show, our new DeltaChill FreeCool chiller was awarded the "Air Conditioning Product Innovation of the Year" award by Refrigeration and Air Conditioning Magazine in the UK.

This is one of the most energy efficient chillers in the market, offering more than 95% free cooling over the course of a year, saving more than 50% of the energy consumed by a conventional chiller.

In North America, our heating and cooling sales were essentially flat from the prior year, but we expect this to improve as we enter the winter heating season. Integration of our new Geofinity business is proceeding ahead of schedule, with the consolidation of manufacturing operations in our West Kingston, Rhode Island facility expected to be completed by December.

We are introducing Geofinity heat pumps to our distributors, and are encouraged by the initial order levels. I'm very pleased to have this important product added to our portfolio.

And with that, I'd like to turn it over to Mick for a full review of our financial performance and guidance. Mick?

 Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Good morning, everyone. During the quarter we clearly experienced further weakening in our end markets, which, coupled with the wind-down of certain automotive programs, led to lower year-over-year revenues. In fact, all five business segments experienced flat to down revenues.

Looking at slide 7, second-quarter sales decreased $57 million, or 14%. And, like many companies, the stronger dollar is impacting the results of our foreign locations. Excluding the FX impact, sales would have declined $33 million, or 8%.

Gross margin declined slightly, by 20 basis points, to 15.5%. On a positive note, we were able to limit our downside conversion to only 17% on the volume. Several items impacted our gross margin during the quarter. Negative impacts were the lower volumes and higher warranty expenses. These were offset by lower material costs, improved pricing, and mix.

Our team still remains focused on cost control. SG&A decreased by $9 million, or 18% year over year. As a reminder, our prior-year results include a $6 million loss due to the foreign exchange translation on inter-company loans.

Also, I would like to point out that we recorded $18 million in impairment and restructuring charges during the quarter. This had a $0.39 impact on EPS. Excluding impairment and restructuring charges, EPS was $0.13 during the quarter, compared to $0.03 last year.

Turning to slide 8, we have a summary table that highlights the main restructuring costs incurred so far this year. As you know, we are in the process of shifting our European focus away from automotive module programs and towards heavy-duty programs, especially commercial vehicles.

In the Q2 column, you will see a $16.7 million non-cash impairment, and $1.3 million of cash restructuring. During the quarter, we made decisions to accelerate the sale or closure of certain facilities in Europe. These decisions resulted in non-cash impairment charges of $15.7 million to reduce the carrying value to their estimated market value.

In addition, there was a $1 million charge in North America, relating to facilities that were closed during our now completed restructuring program. And then the $1.3 million of cash restructuring charges relates primarily to headcount reductions in our European regional headquarters.

These actions taken in the last two quarters will result in future economic benefits, through lower SG&A and fixed overhead costs, plus an overall lower asset base.

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Moving on to slide 9, let's take a quick look at the balance sheet and key cash flow metrics. In the second quarter, we recorded free cash flow of $13 million, and that was much improved. In the table you can see, on a year-to-date basis, we see significant improvement in our operating cash flow, increasing by $24 million year over year. This was driven primarily by a lower investment in working capital. And then, on a year-to-date basis, free cash flow improved by $35 million, with capital spending $12 million lower than the prior year.

We still remain comfortable with our balance sheet. Net debt to capital is 30%; and we have $30 million of cash.

Moving onto slide 10, let's take a closer look at North America, where second-quarter sales were down 4%. Commercial vehicle sales were down nearly $3 million, due to lower market demand. In addition, our military truck sales decreased $2 million, as certain programs are winding down.

You'll see that, overall, operating income declined $4 million. But there were two significant items which were unique to the quarter. First, we made a $1.7 million warranty adjustment, which negatively impacted the gross profit. Second, and as I already explained, we took a $1 million asset impairment charge to reduce the carrying value of two plants that are held for sale. Together, these two items accounted for nearly $3 million of the $4 million change in operating income.

Since our last earnings updated July, we have lowered our outlook in all targeted markets. We anticipate the Class 8 market, or the heavy-duty truck market, will decline 6% year over year, which is lower than our previous forecast of 7% growth.

We expect the medium-duty market will show modest growth of 4%. And our ag and construction market forecast is now flat, which is also lower from our previous forecast of 10% growth.

As many of you know, truck order rates are significantly behind the production rates. And this is causing a lot of confusion, and making projections very difficult. Obviously, we are monitoring the heavy-duty and medium-duty markets closely going forward.

Moving onto slide 11, we have our European business segment. Second-quarter sales were down 22% from the prior year, including the negative impact of foreign currency. On a constant-currency basis, sales would have been down only 12%. Our primary challenge remains the commercial vehicle market, and our transformation in Europe is heavily dependent on the strength of this market.

Unfortunately, we continue to see a delay in launch activity, as our customers adjust production to meet end-market demand. And our sales into this market were down 14% versus the prior year.

Auto sales were down 12%, and this includes a $12 million impact from the wind-down of the BMW business. And then, in a much smaller piece of the business, the off-highway area, sales were down 23% year over year.

You will notice that the gross margin actually improved 160 basis points on lower volume. And this was due primarily to improved pricing and the lower material costs. I also want to point out that there was a one-time program pricing adjustment of $5 million. While this was a clear benefit to the quarter, it will not continue in future quarters.

SG&A declined by $1.4 million, as a result of foreign currency translation; and, also, some early impacts from our restructuring actions.

Looking ahead, we anticipate the continuation of weak markets for autos and commercial vehicles, given the current economic situation in Europe. And our outlook also reflects the EUR40 million reduction in BMW module business, as that program continues to wind down.

Now, turn to slide 12, and we look at our South American business segment. Sales declined as we continued to experience a slump after the pre-buy of commercial vehicles and the January 2012 change in emissions standards. In addition, the weakening Brazilian real had a significant impact on sales. If you look at it on a constant-currency basis, sales would have been down 11% rather than the 29% reported.

Gross margin declined 150 basis points on lower sales, but SG&A was significantly lower year over year. And SG&A was positively impacted by a number of items, including the reversal of an acquisition-related liability; lower environmental expenses and outbound freight expenses.

Given the lower SG&A, operating income improved by $1.6 million, or 58%, year over year. As for the fiscal 2013 outlook, we see volumes in the commercial vehicle market remaining down, and do not see a recovery until later this fiscal year.

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We are seeing a small improvement in agricultural equipment and the aftermarket business, as our outlook now shows volumes increasing 4% and declining 1%, respectively.

Now, turning to slide 13, we have our Asia business segment. Second-quarter sales were down 31% from the prior year, as order rates in China continued to decline sharply over the last four quarters. While we are continuing to launch new programs, these volumes cannot offset the weakness in the China excavator market, which has declined over 45% this year.

Margins were down primarily as a result of the lower sales volumes. And at current volumes, this segment is unfortunately operating well below our breakeven point. Even though we have a solid book of business, the leadership team is working hard to lower this breakeven point.

As many of you know, the economies in India and China have slowed significantly and we're watching them closely. The largest challenge remains our heavy reliance on the excavator sales in China, given the current expectations for that market.

Now, flipping to slide 14, we have our Commercial Product segment, where second-quarter sales were down 4% from prior year, primarily driven by lower sales in the UK, as data center and chiller products were down 10% from the prior year.

The decrease in our UK business was a result of general economic conditions, plus the disruption to many businesses during the Olympics. Despite slightly lower sales, our gross margin improved 60 basis points, and this was due to sales mix plus the positive impact of manufacturing cost savings initiatives in that business segment.

In fiscal 2013, we maintain the same forecast of 2% to 5% market growth for our North American HVAC products. With regards to the UK and the current economic environment, we have the same expectations as last quarter, which is a 2% to 5% decline in the overall server market sales.

Now, let's turn to our fiscal 2013 guidance on slide 15. Heading into the fiscal year, we knew that first-half would be difficult from a year-over-year perspective. This was due to lower market demand, currency, and the wind-down of certain automotive and military programs.

Most broad market projections anticipated improvement later in the year, and so did we. Unfortunately, this has not been the case. In fact, the markets have actually softened further; and, as a result, we have lowered our end-market forecasts. We are therefore lowering our guidance for fiscal 2013, and we now project revenue will be down 10% to 12%. Operating margin is expected to be in the range of 2.75% to 3.25%, and earnings per share is expected to be in the range of $0.40 to $0.50.

Again, please note that all the numbers exclude impairment and restructuring charges for our project in Europe. Out of the two remaining quarters, Q4 will definitely be stronger than Q3. As we have done over the past two quarters, we will continue to provide summaries of our European restructuring expenses and the progress on execution of our plan.

And as Tom said, we are focused heavily on those areas of our business that we can control. You can see that we have reduced our variable production costs with the decline in volume. Our continuous improvement methodology, or MOS, is helping to reduce other operating costs and we are focused on the rapid completion of restructuring in Modine Europe.

We will continue to strike a balance by managing our cost structure through this downturn, while preserving the long-term earnings potential for Modine.

And with that, Tom, I'll turn it back to you.

Tom Burke - Modine Manufacturing Company - President, CEO

Thanks, Mick. Please turn to page 16. Last quarter, we outlined three significant headwinds that are impacting our business. First, lower sales volumes due to economic conditions in our major markets, including commercial vehicles in Europe and Brazil; excavators in China; and the datacenter cooling market in the UK. This quarter we also saw the initial impact of lower commercial vehicle sales in North America. At this point, we can't predict when those conditions will improve.

Secondly, the planned wind-down of automotive programs in Europe and China, which continues as anticipated. And third, the continuing impact of the stronger US dollar on our revenues and earnings, which remains a challenge.

We told you last quarter that we expected these conditions to continue to impact our top line in the second quarter; and, indeed, they have. We have also expected to see market stabilization, and then improvement, in the second half of the year. Unfortunately, though, market forecasts continue to be lowered.

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As a result, and as Mick noted, we are lowering our full-year guidance. As I said earlier, we recognize that we cannot control the impact that the global economic challenges are having on our end markets. However, there are things we can control. And you can be assured we are doing just that.

We are taking actions to control costs, and are aggressively working towards implementing our European restructuring program, including turning idle or underutilized assets into cash where possible. And, finally, our teams continue to focus on operational improvements and the many new program launches in all regions, so that we can meet our long-term targets.

And with that, we'd like to take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Ann Duignan, JPMorgan.

Ann Duignan - JPMorgan Chase & Co. - Analyst

Hi, good morning, guys. It's Ann Duignan.

Tom Burke - Modine Manufacturing Company - President, CEO

Good morning, Ann.

Ann Duignan - JPMorgan Chase & Co. - Analyst

How are you?

Tom Burke - Modine Manufacturing Company - President, CEO

Doing okay. Yourself?

Ann Duignan - JPMorgan Chase & Co. - Analyst

Hanging in there, post-Sandy, anyway. A couple of questions, really. You talked about, in Brazil, the aftermarket being weak. Could you expand on that? We know about the pre-buy in the truck side. But weakness in the aftermarket is a little bit surprising, just given economic activity down there.

Tom Burke - Modine Manufacturing Company - President, CEO

Yes, no, it has been a little slower. I think there has been, maybe, some competition that has come on a little bit. But we're not seeing any significant change. We looked at the model closely; and there is nothing that makes us worried about the long-term viability of that business.

We focus on all makes, so it's a matter of being able to get parts to points of use as fast as possible. That's a key element in that market. So we're concentrating on improving that. We don't see an ongoing weakness. We think it's a one-quarter aberration, actually.

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Ann Duignan - JPMorgan Chase & Co. - Analyst

Okay. And then, Europe. We got the order data for Germany this morning, and it was extraordinarily weak. Are you comfortable with the guidance you've given today, on the back of what we're hearing out of places like Germany at this very moment in time?

Tom Burke - Modine Manufacturing Company - President, CEO

Well, Ann, we know it's weak. And it's a great question, one that we're watching very closely. We have a double -- issue with us, is we're launching Euro 6 compliant systems, now, for trucks going into our customers. And our actual truck base is pretty small for Euro 5. So as we see sales slowdown, the mix between Euro 5 and Euro 6 is a question we're watching very closely. So we're going to have to keep an eye on that. And, clearly, we're hoping to see a smooth transition, like Europe normally does between the missions of stages; and, possibly, whatever they do to help incentivize that would be a positive for us. But it's a very good question, and one that we're looking at very seriously.

Ann Duignan - JPMorgan Chase & Co. - Analyst

Yes, because I was surprised you said that there is some delay in launching Euro 6 products. But it is a requirement; and, I'm curious, is that signaling to us that OEMs are anticipating a big pre-buy and then a significant slowdown? Or what do you think is going on there, Tom?

Tom Burke - Modine Manufacturing Company - President, CEO

Yes, again, at Hanover, the truck show, it was a significant discussion point amongst all the producers. I know the trucking association in Germany was focused very much on making sure that those that were bringing new products to market early were not penalized because of pre-buy types of emotions, or whatever might be going into market.

I have not seen anything to suggest that there is going to be a pre-buy. I think there is a natural human instinct that there could be. Again, we're going to have to wait and see how this plays out.

Ann Duignan - JPMorgan Chase & Co. - Analyst

Yes. And, switching gears a little bit to the more positive side. Heavy-duty truck orders, somewhat of a positive surprise last week. What are you hearing from your OEM customers around that order number? Is there any increase in build rates for Q4. Are these orders for next year? You are closer to the market than we are, so I'd be interested to get your input.

Tom Burke - Modine Manufacturing Company - President, CEO

Obviously, We're looking at these things about a quarter at a time. And right now, we don't see anything going forward into our next fiscal year. Right now, the orders seem stable through the end of the year, which is one of the worries that we had. So I look at that as a positive, just to your point. We thought there might be some dropped production coming up. But with that data that came in earlier, as you mentioned, it is very encouraging and we think we'll see stability through the holiday period. At least that's our hope. Any further guidance forward, I have not picked anything up.

Ann Duignan - JPMorgan Chase & Co. - Analyst
Okay. And then, I think you mentioned that you were seeing some green shoots in Asia. If you could just give a little bit more color on that.

Tom Burke - Modine Manufacturing Company - President, CEO
45 below -- 45% down from year over year is a pretty deep hole. But getting stability was important for us to see. And we're starting to see that things have flattened out, and we're starting to see some indications for some orders dropping in. Again, nothing to say the ramp-up is going to be as fast as the ramp-down. But we're hopeful that this indicates that, possibly, with changes going on in China specifically, and potential added stimulus with the new leadership in place, that we can see us gaining some ground over there with the markets coming back.

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But right now, we're just happy to see stability in things that we can plan. As Mick pointed out, we've got a lot of work going in that region to get our breakeven lowered, so that we can take advantage of any volume coming up.

Ann Duignan - JPMorgan Chase & Co. - Analyst

Okay. And then, finally, a quick follow-up on your SG&A. You've done a great job of pulling cost out. Can you sustain the business at these absolute dollar levels of SG&A? Or at some point are you going to have to start to let that dwindle up?

Tom Burke - Modine Manufacturing Company - President, CEO

Well, I'm going to let Mick give you specifics on that. I'm going to say that we've done a very good job of holding our restructured plants since the recession of 2008 and 2009. We've taken over 20% of our cost structure out of the Company, and we've held onto that.

We are very, very diligent in making sure the resources we had are there to return.

But, Mick, you might want to add a perspective, from your side, on how that's shaking out.

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Yes, I think it's a great question, Ann. It's one we talk about nearly daily here. Clearly, the short answer to your question is, at the current run rate of volume for our Company, we can sustain this level of SG&A spending that we have been on. The balancing act is, on the positive side, we continue to get a lot of customer interest for us to work on new programs and products. And it's trying to walk that balance between letting some SG&A back into the Company for a long-term growth potential; while, clearly, managing the expectations in the short-term.

Ann Duignan - JPMorgan Chase & Co. - Analyst

So at least, over the course of the next couple of quarters, we should be forecasting roughly flattish SG&A? Is that the way to think about?

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Yes, I would say the run rate we had in Q1 -- Q2 was a little bit lower for a couple of items I walked through. But I would say that that $43 million to $44 million-ish run rate is about where we will sustain, that we can sustain it. And then we wouldn't start investing more in SG&A until we see some light at the end of the tunnel with our end-market volumes.

Ann Duignan - JPMorgan Chase & Co. - Analyst

Okay. And the one-off, the warranty issue in North America -- what was that? And then I'll get back in line.

Tom Burke - Modine Manufacturing Company - President, CEO

Well, as an OE supplier, you know we're very disciplined in managing our warranty obligations. And we are seeing aggressive warranty recovery effort from some OEs. If, you get inside of our systems, they are very complicated, Ann, between subsystem and component responsibility and the like. In some cases we do find a commercial resolution, that both parties deem to be a fair adjustment.

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But this was a specific accrual adjustment on a specific matter that we made adjustment. We review our exposure every quarter. In this case, we had a specific item came up that we took a charge. I can't give you any details on that at the moment; but we feel as far as any material risk to that level, we feel very confident we're at the right position.

Ann Duignan - JPMorgan Chase & Co. - Analyst

Okay. And you're not worried about any other OEMs coming back?

Tom Burke - Modine Manufacturing Company - President, CEO

No, we're not worried about any OEMs. It's just something that we do. It's very much part of our standard work is making sure that terms and conditions are well understood with our customers, and that we understand what we're responsible for, and pay attention closely to how our components are performing inside our vehicles -- our customers' vehicles and subsystems.

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Ann, as Tom said, we have no concern about a broad-based warranty issue. This was specific. Just, as Tom said, the OEs are clearly getting very aggressive on any time anything goes wrong with the system. They're clearly leaning on all suppliers, more than we've ever seen. So, we'll defend our products and our position as aggressively as possible.

Ann Duignan - JPMorgan Chase & Co. - Analyst

Okay. That's good color. I'm surprised they could get any more aggressive than they already were. Good luck with that. I'll get back in line, in the interest of everybody else who is on the call. Thanks.

Operator

David Leiker, Robert W. Baird.

Joe Vruwink - Robert W. Baird - Analyst

Good morning, guys. This is Joe on the line for David. If I can focus on calendar 2013 in Europe, we've been hearing early expectations that first half may be down, double-digit volumes; and then second half, up double-digits, for roughly a flat volume environment. Is that directionally the way you see the market now, consistent with maybe what you're planning for?

Tom Burke - Modine Manufacturing Company - President, CEO

No, we can't really go further into the next calendar year right now. We would say that double-digit down in the first half of the year corresponds to what we are seeing in our releases. Any further than that, right now, I can't give you any color.

Joe Vruwink - Robert W. Baird - Analyst

And then, with the Origami launch, I guess it's not surprising that, when there is tons of economic duress, the OEMs will try to delay their new technology launches, their new platforms. Is that kind of what you're seeing? Where, maybe, the end of your fiscal year, you don't really see the original volume you were expecting on Origami; but in 9 to 12 months, that volume is going to come through?

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Tom Burke - Modine Manufacturing Company - President, CEO

I have no doubt. I think in 9 to 12 months, the volume is going to come through. I think you have major launches on major new truck platforms that's going on, which is dynamic. Then you have a market that has compliance requirements into January 2014. You've got a mix of who's got Euro 5, Euro 6, so there could be some hesitation on people jumping into Euro 6 right away, compliant trucks.

So there's all sorts of dynamics and that was -- I know David was picking that up very well when he was in Hanover at the truck show, lots of discussions as to how that dynamic is going to play out, between the conversion, the economy, and the split in the market on who's got compliant trucks and who doesn't.

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Joe, just with regards to our guidance, nothing has changed with the business or the programs that we've been awarded from our July call. The real change is in the market, as you guys well know. One is, people are still expecting a 280,000-plus Class 8 market, which has clearly dropped to the 260,000s. And then also, you nailed it, the European truck market expectations and productions have declined.

So, those were the two primary drivers for us with our volumes. As Tom said, those programs are still there. They will still launch. It's just the timing of when they will get to mature volumes.

Joe Vruwink - Robert W. Baird - Analyst

Okay, that makes a lot of sense. Thanks. Switching to some margin questions, then -- as I look at it, I think the margin performance was pretty strong, given everything you saw on the top line. So with that context, I unfortunately have to ask a negative question. Just looking at North America -- with the relative performance there versus the declines you saw in Europe and South America -- are there any odd items going on, that the margin would have been as low as it was?

I may be thinking about customer mix and volume declines you may have saw, seeing that one of your larger medium-duty customers during the quarter.

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Hey, Joe, it's Mick. And you might have hopped on during part of our introductory comments; but in North America, there was a one-time warranty adjustment of $1.7 million in North America. If you adjust for that, I think you would find both the downside conversion was pretty good; and, also, the gross margin held up.

Joe Vruwink - Robert W. Baird - Analyst

Okay, you're right; I missed that one. And then there was a $5 million item in Europe, I believe. So are those the two kind of one-off but recurring items that are still in the numbers?

Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Yes. So on the positive side, we actually had a huge increase in gross profit in Europe. And we want to make sure that you guys understand while that was good news for Modine, that was a cash pricing settlement. And that won't continue; part will, going forward. But about $5 million was one time in the quarter.

And then, on the negative in North America, unfortunately, we had a warranty adjustment of $1.7 million that artificially pulled down North America.

Joe Vruwink - Robert W. Baird - Analyst

Okay, great. I think I'll leave it there. Very solid quarter. And I look forward to tomorrow, guys.

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Mick Lucareli - Modine Manufacturing Company - VP Finance, CFO

Thanks.

Tom Burke - Modine Manufacturing Company - President, CEO

Thank you.

Operator

Thank you. We have no further questions in queue for you at this time. (Operator Instructions). We appear to have no questions in queue; and, therefore, I'd like to turn it back over to Kathy Powers for closing remarks.

Please go ahead, Kathy.

Kathy Powers - Modine Manufacturing Company - VP, Treasurer, IR

Thank you. This concludes today's call. Thank you for joining us this morning, and thanks for your interest in Modine. Goodbye.

Operator

Thank you all for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.

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